EXHIBIT 4.1

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, made as of the 14th day of November, 2005, by and between Shells Seafood Restaurants, Inc., a Delaware corporation (the “Company”), and Leslie J. Christon (the “Executive”).

1.  Grant of Option. The Company hereby grants to the Executive an option (the “Option”) to purchase 903,528 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at a purchase price per share of $0.85.

2.  Term of Option. Unless sooner terminated as provided herein, this Option shall expire on July 1, 2012.

3.  Vesting of Option. This Option shall become vested and exercisable with respect to 353,845 shares of Common Stock on December 31, 2005, with respect to an additional 274,842 shares of Common Stock on July 1, 2007 and with respect to the remaining 274,841 shares on July 1, 2008, subject to the Executive remaining in the continuous employment or other service with the Company through each applicable vesting date. Notwithstanding the preceding sentence, in the event that, within six (6) months of a Change in Control of the Company (as defined in the Amended and Restated Employment Agreement dated as of July 1, 2005 between the Executive and the Company (the “Employment Agreement”)), (i) the Executive is terminated without Cause (as defined in the Employment Agreement) or (ii) the Executive terminates her employment with the Company due to (w) a significant diminution in the Executive’s job responsibilities or title or (x) the Executive being required to relocate outside of the Tampa, Florida market (which shall mean to a location which is more than 50 miles outside of the city borders of Tampa), and, in any such instance, provided the Executive executes a general release of all claims against the Company, its officers, directors and affiliates and abides by the provisions of Sections 7 and 8(a) (iii) and (iv) of the Employment Agreement, then this Option shall immediately become vested and exercisable, all in accordance with Section 5(b) of the Employment Agreement.

4.  Termination of Employment.

(a)  Termination by Reason of Death or Permanent Disability. If the Executive’s employment with the Company is terminated due to her death or permanent disability (as defined in Section 6 of the Employment Agreement), then: (i) that portion of this Option that is vested and exercisable on the date of termination shall remain exercisable by the Executive (or, in the event of death, the Executive’s beneficiary) during the one year period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, provided that, in the event of a termination due to permanent disability, if the Executive dies during such one-year period, then the Executive’s beneficiary may exercise this Option, to the extent vested and exercisable by the Executive immediately prior to her death, for a period of one year following the date of death but in no event after expiration of the stated term hereof, and (ii) that portion of this Option that is not vested and exercisable on the date of termination shall thereupon terminate.

(b)  Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, then this Option (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable.

(c)  Other Termination. If the Executive’s employment with the Company terminates for any other reason (other than those described in Section 5(a) or 5(b) above) or no reason, then: (i) that portion of this Option that is vested and exercisable on the date of termination shall remain exercisable by the Executive during the ninety (90) day period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (ii) that portion of this Option that is not vested and exercisable on the date of termination shall thereupon terminate.

5.  Method of Exercise. To the extent vested and exercisable in accordance herewith, this Option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations with respect to the exercise (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligation). The exercise price shall be payable in cash, bank or certified check or such other methods permitted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) from time to time, including, without limitation, pursuant to a cashless exercise procedure approved by the Committee. The Committee may (in its sole discretion) permit all or part of the exercise price to be paid with shares of Common Stock which, if acquired through the Company, have been owned by the Executive for at least six (6) months (or such lesser or greater period deemed necessary by the Company to avoid the imposition of adverse accounting consequences to the Company) free and clear of any liens or encumbrances.

6.  Rights as a Stockholder. No shares of Common Stock shall be issued hereunder until full payment for such shares has been made and any other exercise conditions have been fully satisfied. The Executive shall have no rights as a stockholder with respect to any shares covered by this Option until the date such shares are reflected as having been issued to the Executive on the Company’s records. Except as otherwise specifically provided herein, no adjustment shall be made for dividends or distributions or the granting of other rights for which the record date is prior to the date such shares are issued.

7.  Nontransferability. The Option is not assignable or transferable other than to a beneficiary designated to receive this Option upon the Executive’s death in a manner acceptable to the Company or by will or the laws of descent and distribution, and this Option shall be exercisable during the lifetime of the Executive only by the Executive (or, in the event of the Executive’s incapacity, the Executive’s legal representative or guardian). Any attempt by the Executive or any other person claiming against, through or under the Executive to cause this Option or any part of it to be transferred or assigned in any manner and for any purpose shall be null and void and without effect upon the Company, the Executive or any other person.

8.  Adjustments Upon Changes in Capitalization. Upon any increase, reduction, or change or exchange of the Common Stock for a different number or kind of shares or other securities, cash or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company (a “Change in Capitalization”), an equitable substitution or adjustment may be made in the kind, number and/or exercise price of shares or other property subject to this Option, as may be determined by the Committee, in its sole discretion. Such other equitable substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Committee may provide, in its sole discretion, for the cancellation of this Option (i) in exchange for payment in cash or other property equal to the Fair Market Value of the shares of Common Stock covered by this Option (whether or not otherwise vested or exercisable), reduced by the aggregate exercise price of this Option, or (ii) for no consideration, in the case (and to the extent) this Option is not otherwise then vested or exercisable. In the event of any adjustment in the number of shares covered by this Option pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and this Option shall cover only the number of full shares resulting from the adjustment. All adjustments under this Section 8 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. For purposes hereof, “Fair Market Value” on any date shall be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

9.  No Employment Rights. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the continuation of the Executive’s employment with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease, or otherwise adjust, the other terms and conditions of the Executive’s employment with the Company.

10.  Compliance with Law. Shares of Common Stock shall not be issued pursuant to the exercise of this Option unless such exercise and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may require each person acquiring shares of Common Stock to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. All certificates for shares of Common Stock delivered hereunder shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

11.  Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended other than by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SHELLS SEAFOOD RESTAURANTS, INC.

By:	/s/ Philip R. Chapman
Name: Philip R. Chapman
Title: Chairman of the Board

/s/ Leslie J. Christon
Leslie J. Christon